Exhibit 10.17

ALLIANCE AGREEMENT

THIS ALLIANCE AGREEMENT (“Alliance Agreement”) is made and entered into as of the 25th day of October, 2004 (the “Effective Date”) by and between BlastGard International, Inc., a Colorado corporation, having a place of business at 12900 Automobile Avenue, Suite D, Clearwater, Florida 33762 (hereinafter “BlastGard”) and Centerpoint Manufacturing, an Alabama corporation, having a place of business at 715 Saint Emanuel Street, Mobile, Alabama 36603 (hereinafter “Centerpoint”). Centerpoint and BlastGard are also sometimes referred to collectively as the “Parties” and individually as a “Party”, as the content indicates.

WITNESSETH:

WHEREAS, Centerpoint is a technology and manufacturing company engaged in developing and commercializing proprietary reinforced trash receptacles products and related technologies, including without limitation its ideas, inventions, patents, and patent applications as listed in Exhibit A attached to and made a part of this Alliance Agreement (“Centerpoint Technology”); and

WHEREAS, BlastGard is a technology company engaged in developing, licensing and commercializing proprietary composite blast mitigation material technologies, including without limitation its ideas, inventions, patents, and patent applications as listed in Exhibit B attached to and made a part of this Alliance Agreement (“BlastGard Technology”); and

WHEREAS, the parties wish to form an alliance (the “Alliance”) whereby Centerpoint technology and BlastGard technology will be combined to offer enhanced reinforced trash receptacles products to the marketplace.

NOW THEREFORE, for the mutual considerations herein set forth, the Parties agree as follows:

ARTICLE 1: Definitions

Capitalized terms used herein and not otherwise defined shall have the meanings set forth below:

a.	“AAB” shall have the meaning set forth in Article 2.

b.	“AAB Sponsor” shall have the meaning set forth in Article 3d.

c.	“Alliance” shall have the meaning set forth in the preamble.

d.	“Claims” shall have the meaning set forth in Article 4f.

e.	“Non-Disclosure Agreement” shall mean the Non-Disclosure Agreement dated June 9, 2004.

f.	“Centerpoint Technology” shall have the meaning set forth in the preamble.

i.	“Purpose” shall have the meaning set forth in Article 2.

j.	“Project” shall have the meaning set forth in Article 2.

k.	“Project Addendum” shall have the meaning set forth in Article 4a.

l.	“Project Leader” shall have the meaning set forth in Article 4c.

m.	“Supplemental Agreements” shall have the meaning set forth in Article 4.

n.	“Trademarks” shall have the meaning set forth in Article 5.

ARTICLE 2: Purpose of Alliance

The purpose of the Alliance is to combine the Centerpoint technology and BlastGard technology to develop, manufacture and market enhanced reinforced trash receptacles products that incorporate both technologies (“Purpose”). The Parties shall work together to identify potential product and market opportunities that will be pursued through cooperative arrangements (each a “Project”). To advise on possible opportunities and to handle other matters arising during the Alliance, an Alliance Advisory Board (“AAB”) will be formed. It is the intent of the Parties that in Projects selected under this Alliance, the use of BlastGard Technology will be maximized in Centerpoint Technology for the Purpose.

ARTICLE 3: Alliance Advisory Board

a. The AAB will be composed of two BlastGard representatives and two Centerpoint representatives to advise the Parties and conduct the Alliance. Within thirty (30) days of the Effective Date, the Parties will identify in writing their representatives, who will either be employees or agents of that Party and who will remain representatives of the AAB until the party appointing them replaces any of its representatives with any other representative.

b. The AAB shall have a Chairman to serve for one calendar year. The Chairman shall be alternately selected by each Party, commencing in year one with BlastGard and in year two with Centerpoint, etc. The Chairman shall conduct all meetings of the AAB. All decisions of the AAB will be by majority vote with respect to any Alliance advisory decision.

c. The AAB will meet periodically as needed to review Centerpoint Technology, review Projects, select new Projects, and consider any Alliance issues and to review progress of the Alliance. The AAB will hold annual business reviews for key managers of the Parties to discuss and assess performance, future directions and other key issues of the Alliance.

d. In the event any AAB vote is evenly split and the Parties are unable to agree on a Material Issue as hereinafter-defined in Article 8b(3), either Party may dissolve the Alliance upon thirty (30) days prior written notice to the other Party.

ARTICLE 4: Alliance Projects

a. Upon identification of a Project by the AAB, the AAB will prepare the Project Addendum, which shall contain the key parameters for the Project and shall become an exhibit to this Agreement. Each Project shall have a separate Project Addendum. The AAB will designate a team of employees from each Party to use the Project Addendum to negotiate the agreements to implement each Project (collectively the “Supplemental Agreements”).

b. The Project Addendum shall describe the manufacturing, marketing and distribution arrangements and the branding for products of the Project, the terms for revenue sharing and profit allocations arising from sales of products and the scope of additional research or product development for the Project. For each Project, each Party shall bear all costs it incurs in furtherance of the Project unless otherwise expressly specified in the Supplemental Agreement.

f. In furtherance of the terms of this Agreement the Parties, their representatives and agents, may provide recommendations and advice to each other in many areas including the research and development of new products, and marketing recommendations. It is acknowledged by both Parties that such recommendations and advice are given gratis and without any guarantee or warranty whatsoever, and neither Party has any claim, liability or cause of action against the other Party for any such recommendation or advice (“Claims”) and both Parties hereby release each other from any such past, present or future Claims, whatsoever, except as otherwise provided for in a Supplemental Agreement for a specific Project.

ARTICLE 5. Trademarks

a. Neither Party will use the trademarks or trade names of the other Party in any form of publicity relating to the activities under this Alliance Agreement or otherwise. BlastGard does not authorize Centerpoint to use the BlastGard name, trademarks or trade names in connection with Centerpoint business activities except as pre-approved by BlastGard in writing. Centerpoint does not authorize BlastGard to use the Centerpoint name, trademarks or trade names in connection with BlastGard business activities except as pre-approved by Centerpoint in writing.

b. BlastGard and Centerpoint agree to negotiate and enter into a joint trademark license agreement prior to marketing any products developed pursuant to a specific Project.

ARTICLE 6. Confidentiality: Technology

a. The terms of the Non-Disclosure Agreement shall apply to all disclosures by either party of business and technical information necessary to achieve the purpose of this Agreement. This Alliance Agreement, its terms and conditions, the Exhibits attached or to be attached hereto and the Supplemental Agreements are considered Confidential Information under the terms of the Non-Disclosure Agreement. In the event a Party is required by law to disclose the terms in whole or in part of any agreement or exhibit they shall promptly notify the other Party.

b. Except as otherwise agreed upon in a Supplemental Agreement for a Project, any invention(s) arising from work performed under this Agreement shall belong to the Party whose employees or consultants made such invention if the invention was made by employees or consultants of only one Party, or jointly to both Parties if the invention was made by employees or consultants of only one Party, or jointly to both Parties if the invention was made jointly by employees or consultants of both Parties. The Party owning a particular invention pursuant to this article shall be responsible for the patent-filing program directed toward such invention, including the costs thereof. Each Party shall cooperate with the other Party regarding all reasonable requests for assistance to enable the execution, filing and/or maintenance of any such application or patent regarding such invention. Except as specifically set forth in a Technology Agreement for a specific Project, no right or license under any patent or patent application owned by either Party is granted under this Alliance Agreement.

c. Each Party shall take such action as is necessary and appropriate to assure that none of the technology offered to the AAB or included in any Project will violate or infringe upon any trademark, patent, copyright, or any other right of any person, corporation, or other legal entity.

ARTICLE 7. Exclusivity

It is the Parties intent to work closely and collaboratively with each other in developing and carrying out the Purpose of this Alliance. Such efforts require close cooperation; therefore, during the term of this Alliance Agreement, each Party agrees not to enter into a similar alliance with another third-party for the same Purpose. Exclusivity or non-exclusivity shall be determined on a Project by Project basis and outlined in each Supplemental Agreement.

ARTICLE 8. Term & Termination

a. This Alliance Agreement shall commence on the Effective Date and shall continue in full force and effect for five (5) years thereafter, unless earlier terminated as provided in this Article 8(b), at which time the Parties may mutually renew this Alliance Agreement, or it shall automatically terminate. In the event this Alliance Agreement terminates, all other Supplemental Agreements entered into for a Project shall continue according to the term of such Supplemental Agreements unless otherwise mutually agreed by the parties.

b. In addition, this Alliance Agreement may be terminated by either Party in any of the following events:

1.	Upon the bankruptcy, insolvency, or other act or condition rendering a Party unable to pay its creditors the other Party may at its option immediately terminate this Alliance Agreement.

2.	Upon the breach of a material provision of this Alliance Agreement or a Supplemental Agreement by a Party and the failure to remedy or commence in good faith and due diligence the cure of such breach within thirty (30) days of written notice of breach by the other Party the nonbreaching Party may terminate this Alliance Agreement effective at the end of the thirty (30) day period.

3.	If an AAB vote is irreconcilable on an issue material to the Alliance or to a Party’s interest in the Alliance (“Material Issue”) either Party at its option may terminate this Alliance Agreement upon thirty (30) days written notice to the other Party.

4.	Upon the mutual agreement of the Parties.

c. Termination of this Alliance Agreement shall not relieve either Party of any obligation or liability accrued hereunder prior to such termination, except as expressly provided herein.

ARTICLE 9. Indemnification

a. Each Party shall, to the extent permitted by law, indemnify, defend, and hold harmless the other Party against all claims, liabilities, damages, losses or expenses to the extent arising out of the negligence, willful misconduct, breach of contract or violations of law by the Party at fault, its employees, agent, subcontractors or assigns in the performance of this Alliance Agreement, or while on, entering or leaving the other Party’s property. Further, in the event the Parties are jointly at fault, they agree to indemnify each other in proportion to their relative fault.

b. The claims, liabilities, damages, losses or expenses covered by this Article 9 include, but are not limited to, settlements, judgments (court costs, attorneys’ fees and other litigation expenses), fines and penalties arising out of actual or alleged (1) injury to or death of any person, including employees of Centerpoint or BlastGard; (2) loss of or damage to tangible or intangible property, including tangible or intangible property of Centerpoint or BlastGard; (3) breach of contract; and (4) damage to the environment.

ARTICLE 10. Relationship of the Parties and Acknowledgments

a. This Alliance Agreement shall take the place of and entirely supersede any oral or written communications that deal with the subject matter as described herein. Any and all previous agreements, understandings or representations, oral or written, with respect to the subject matter hereof which have not been specifically incorporated herein are superseded and may not be relied upon by either Party. There are no representations, oral or written, with respect to the subject matter hereof that are not merged herein.

b. This Alliance Agreement shall not be construed as constituting BlastGard and Centerpoint as principal and agent, partners, joint venturers, or any other form of legal association. BlastGard and Centerpoint shall conduct their business in their own names and shall be solely responsible for the acts and conduct of their employees and agents, except as expressly set forth in this Alliance Agreement. Centerpoint shall have no authority to act for or bind BlastGard in any way or to make any representation or warranty on behalf of BlastGard. BlastGard shall have no authority to act for or bind Centerpoint in any way or to make any representation or warranty on behalf of Centerpoint.

ARTICLE 11. Notices

All notification or requests required under this Alliance Agreement shall be in writing. Written notices shall be effective if delivered to the Party entitled to receive the same by hand or if deposited in the United States Mail (Registered Mail or Certified Mail, Return Receipt Requested) or by confirmed courier addressed to such Party at the address set forth below:

BlastGard International, Inc.

12900 Automobile Avenue, Suite D

Clearwater, Florida 33762

Attn: James F. Gordon, CEO

Facsimile: 727-204-6374

Centerpoint Manufacturing, Inc.

715 Saint Emanuel Street

Mobile, Alabama 36603

Attn: David J. Fannon, President

Facsimile: 251-432-2560

ARTICLE 12. General

a. Assignability

This Alliance Agreement is not assignable or transferable by either party, in whole or in part, except (i) with the prior written consent of the other party, (ii) an assignment to a subsidiary of the transferring Party (a “subsidiary” is defined as any entity owned more than 50%, in terms of vote and value, by the assigning party) or (iii) by a sale or disposition of all or substantially all of the other Party’s assets or equity, subject to the other Party’s right to terminate this Alliance Agreement within thirty (30) days following written notice of such sale or disposition in the event the such Party reasonably concludes that the pending sale or disposition will adversely affect, in a material way, its rights and obligations under this Alliance Agreement and provided further, that the Party seeking such action promptly notifies the other party as soon as legally permissible.

b. Publicity

Any news release, public announcement, advertisement or publicity to be released by any Party concerning the Alliance Agreement shall be subject to the mutual agreement of the Parties prior to release.

c. Force Majeure

No liability shall result from delay in performance or nonperformance under this Alliance Agreement caused by circumstances beyond the control of the Party affected, including, but not limited to, an Act of God, fire, flood, war, Government action, accident, labor trouble or shortage, inability to obtain material, utilities, equipment, or transportation. Quantities so affected may be eliminated from this Alliance Agreement without liability, but this Alliance Agreement shall remain otherwise unaffected. Any Party claiming the benefit of this provision shall promptly so notify the other Party and giving an estimated length of duration for the occurrence.

d. Governing Law, Arbitration and Prevailing Party

The parties agree that any dispute or claim between them, including any of their officers, directors, agents, employees or representatives arising under or relating out of any of the transactions or dealings between them, shall be resolved exclusively by final and binding arbitration in Baldwin County, Alabama in accordance with the Commercial Rules of the American Arbitration Association then in effect. Arbitration shall consist of the expedited Alabama state format and one mutually selected arbitrator. The prevailing party shall not be entitled to recover expenses and attorney fees from the other. The Arbitrator shall be instructed that he is not authorized to award any fees or expenses incurred by the prevailing party in connection with the dispute and/or arbitration except that the fees and expenses of the Arbitrator shall be equally split between the parties, it being the intention of the parties that all attorney fees and expenses are to be borne by the party hiring counsel or incurring an expense.

e. Manner of Execution of the Agreement

This Alliance Agreement may be executed by (1) both Parties signing this Alliance Agreement, or (2) either Party signing this Alliance Agreement, faxing it to the other Party, the other Party signing the faxed, previously signed agreement, and faxing or otherwise providing the fully executed agreement to the other Party. Both of such executed versions (1) and (2) shall be considered to have been fully executed by the Parties and shall be valid and enforceable.

f. Severability

If any term or provision of this Alliance Agreement shall be found to be illegal or unenforceable, notwithstanding, this Alliance Agreement shall remain in full force and effect and such term or provision shall be deemed stricken.

g. Waiver

No waiver by either Party of any breach of the covenants herein contained herein to be performed by the other Party shall be construed as a waiver of any succeeding breach of the same or any other covenants or conditions hereof.

h. Acknowledgments and Representations

Each Party has considered the possibility of expenditures necessary in preparing for performance of this Alliance Agreement and each agrees that neither of them shall be liable to the other for any such expenditures or for damages or losses incident thereto. Moreover, neither Party shall have any liability of any kind or nature whatsoever (including without limitation, indirect, consequential, special, incidental or punitive damages) to the other party for terminating this Alliance Agreement in accordance with the terms hereof or thereof.

The Parties’ legal obligations under this Alliance Agreement are to be determined from the precise and literal language of this Alliance Agreement and not from the imposition of state laws attempting to impose additional duties of good faith, fair dealing or fiduciary obligations that were not the express basis of the bargain at the time this Agreement was made.

i. Entirety of Agreement

This Alliance Agreement, the Exhibits attached and to be attached hereto and the Supplemental Agreements to be entered into by the Parties set forth the entire agreement and understanding between the Parties as to the subject matter hereof. There are no representations, oral or written, that are not merged herein. Neither of the Parties shall be bound by any addition to or modification of this Alliance Agreement, or by any conditions, definitions, warranties, or representations with respect to the subject matter of this Alliance Agreement other than as expressly provided in this Alliance Agreement or as duly set forth on or subsequent to the date hereof in writing and signed by a duly authorized representative of the Party to be bound thereby.

IN WITNESS WHEREOF, the Parties have executed this Alliance Agreement on the Effective Date set forth above.

CENTERPOINT MANUFACTURING, INC.		BLASTGARD INTERNATIONAL, INC.

By:	/s/ David J. Fannon	By:	/s/ James F. Gordon
	David J. Fannon		James F. Gordon
Title:	President	Title:	Chief Executive Officer

EXHIBIT A:

CENTERPOINT PATENTS, TRADEMARKS

TRADE NAMES AND INVENTIONS

PATENT:	United States Utility Patent Application #10/703,653 filed 11/07/2003
European PCT 2003/35301 filed 11/07/2003

TRADEMARKS: EXCR™ and BRWR™

TRADE NAMES: CENTERPOINT, VANGUARD, GUARDIAN, PROTECTOR, DEFENDER, SHIELD, BASTION, RAMPART, CITADEL, FORTRESS

INVENTIONS: Blast Resistant Waste Receptacles including techniques of manufacture and production

EXHIBIT B:

BLASTGARD INTERNATIONAL, INC.

PATENTS, TRADEMARKS,

TRADE NAMES AND INVENTIONS

PATENT:	United States Patent-Pending Application #10/630,897 filed 07/31/2003
New Intl PCT Application based on Application # 10/630,897 filed 02/27/04
New Argentine Application based on Application # 10/630,897 filed 05/04/04
Kuwaiti Application based on Application # 10/630,897 filed 07/09/04

United States Continuation-In-Part (“CIP”) Patent-Pending Application #10/834,165 filed 04/29/2004

TRADEMARKS: BLASTGARD® and BLASTWRAP™

TRADE NAMES: BLASTGARD®, BLASTWRAP™

INVENTIONS: Acoustic Shock Wave Attenuating Assembly (#10/630,897) and Explosive Effect Mitigated Containers (#10/834,165)